Exhibit 10-B-2

AMENDMENT TO HARTMARX CORPORATION

MANAGEMENT INCENTIVE PLAN

as Approved by

Compensation and Stock Option Committee

November 26, 2007

The Hartmarx Corporation Management Incentive Plan, as adopted by the Compensation and Stock Option Committee on January 19, 2004, and as approved by stockholders on April 15, 2004, is hereby amended as follows:

New Section 6.3. is added to the Management Incentive Plan:

“6.3 Payment of Awards. Payment of all incentive awards for a completed fiscal year will be paid by not later than March 15 following the fiscal year in which such bonus was earned; and for longer term awards, payment shall be made not later than March 15 following the last fiscal year in which such bonus was measured and earned.”

Approved this 26th day of November, 2007, by authority of the Compensation and Stock Option Committee of the Board of Directors of Hartmarx Corporation.